EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mentor Graphics Corporation:
We consent to the use of our reports dated March 17, 2014, with respect to the consolidated balance sheets of Mentor Graphics Corporation as of January 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2014, and the effectiveness of internal control over financial reporting as of January 31, 2014, incorporated by reference herein.

/s/ KPMG LLP

Portland, Oregon
September 4, 2014